EXHIBIT 10.4

               EXECUTIVE AND LONG-TERM PERFORMANCE INCENTIVE PLAN
                            OF THE COCA-COLA COMPANY


                               I. PLAN OBJECTIVE

     The purpose of the Executive and Long-Term Performance Incentive Plan of The Coca-Cola Company is to promote the interests of The Coca-Cola Company by providing additional short-term and/or long-term incentives for participating executive and senior officers and key employees who contribute to the improvement of operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth and profitability and efficient operation of the Company.

                                II. DEFINITIONS

     The terms used herein will have the following meanings:

     "Applicable Interest Rate" means the interest rate determined pursuant to rules promulgated by the Committee, provided that in no event will such interest rate constitute interest which is "above market" as set forth in Item 402 of Regulation S-K (or successor provision) promulgated by the Securities and Exchange Commission.

     "Award Certification Date" the date on which the Committee determines the EPI Award or LTI Award.

     "Board" means the Board of Directors of The Coca-Cola Company.

     "Code" means the Internal Revenue Code 1986, as amended.

     "Committee" means the Compensation Committee of the Board (or a subset thereof) consisting of not less than two members of the Board, each of whom is an "outside director" under Code Section 162(m).

     "Company" means The Coca-Cola Company.

     "Deferred Compensation Plan" means the Deferred Compensation Plan of The Coca-Cola Company.

     "EPI Award" means an award, with adjustments (if any), paid pursuant to
Section V of the Plan.

     "LTI Award" means an award, with adjustments (if any), paid pursuant to
Section VI of the Plan.

     "Majority-Owned Related Company" means a Related Company in which the Company owns, during the relevant time, either (i) 50% or more of the voting stock or capital where such entity is not publicly held, or (ii) an interest which causes the other entity's financial results to be consolidated with the Company's financial results for financial reporting purposes.

     "Management Committee" means a committee comprised of the Chief Executive Officer and the General Counsel.

     "Participant" means an executive or senior officer or other key executives of the Company or a Majority-Owned Related Company or their key operations, groups and divisions who is selected for participation by the Committee and, for purposes Section VI, a key employee who is selected for participation by the Management Committee.


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     "Performance Period" means the time period for which a Participant's performance is measured for purposes of receiving an EPI Award or LTI Award under this Plan.

     "Plan" means this Executive and Long-Term Performance Incentive Plan of The Coca-Cola Company.

     "Plan Year" means the 12-month period beginning January 1 and ending December 31.

     "Related Company" means any corporation or business organization in which the Company owns, directly or indirectly, during the relevant time, 20% or more of the voting stock or capital where such entity is not publicly held.

                              III. ADMINISTRATION

     The Plan will be administered by the Committee. The Committee will determine which of the Participants to whom, and the time or times at which, EPI Awards and LTI Awards (collectively, "Awards") will be granted under the Plan, and the other terms and conditions of the grant of the Awards. The provisions and conditions of the grants of Awards need not be the same with respect to each grantee or with respect to each Award.

     The Committee will, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and will make determinations and will take such other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Awards granted hereunder by the Committee will be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, the Committee, the Management Committee, the Board, officers, the affected employees of the Company, and any Participant or former Participant under the Plan, as well as their respective successors in interest.

                 IV. PERFORMANCE CRITERIA AND PERFORMANCE GOALS

     a. Performance Criteria. Performance will be measured based upon one or more objective criteria for each Performance Period. Criteria will be measured over the Performance Period. Within 90 days of the beginning of a Performance Period (or, if shorter, before 25% of the Performance Period has elapsed), the Committee shall specify in writing which of the following criteria will apply during such Performance Period, as well as any applicable matrices, schedules, or formulae applicable to weighting of such criteria in determining performance:

        1. Unit Case Sales;
        2. Operating Profit or Operating Profit Margin;
        3. Share of Sales;
        4. Growth in Economic Profit;
        5. Growth in Earnings Per Share;
        6. Shareowner Value;
        7. Earnings Per Share;
        8. Net Income;
        9. Profit Before Tax;

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        10. Gross Profit;
        11. Return on Assets;
        12. Total Shareowner Return;
        13. Cash Flow;
        14. Revenue Growth;
        15. Operating Expenses;
        16. Economic Value Added; and
        17. Quality as determined by the Company's Quality Index.

     b. Performance Goals. Using any applicable matrices, schedules, or formulae applicable to weighting of the performance criteria, the Committee will develop, in writing, performance goals for each Participant for a Performance Period, within 90 days of the start of the Performance Period (or, if shorter, before 25% of the Performance Period has elapsed) in which they would apply. With regard to performance goals for Participants who are key employees determined to be eligible by the Management Committee pursuant to Section VI(a), the Management Committee will develop the performance goals for each Participant for a Performance Period. The Committee shall have the right to use different performance criteria for different Participants. When the Committee (or Management Committee, if applicable) sets the performance goals for a Participant, the Committee (or Management Committee, if applicable) shall establish the general, objective rules which will be used to determine the extent, if any, that a Participant's performance goals have been met and the specific, objective rules, if any, regarding any exceptions to the use of such general rules, and any such specific, objective rules may be designed as the Committee (or Management Committee, if applicable) deems appropriate to take into account any extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions or other circumstances that the Committee (or Management Committee, if applicable) deems relevant in light of the nature of the performance goals set for the Participant or the assumptions made by the Committee (or Management Committee, if applicable) regarding such goals.

     In the event that a Participant is assigned a performance goal following the time at which performance goals are normally established for the Performance Period due to placement in an executive or senior position, or due to a change in position after the start of the Performance Period, the Performance Period for such Participant shall be the portion of the Plan Year or original Performance Period remaining, whichever is applicable. In such case, the Committee will develop in writing performance goals for each such Participant before 25% of the Performance Period in which they would apply elapses.

                   V. EXECUTIVE PERFORMANCE INCENTIVE PROGRAM

     a. Eligibility. Eligibility for participation in the Plan is limited to executive and senior officers who are selected in the sole discretion of the Committee. No person will be automatically entitled to participate in the Plan in any Plan Year. Any person who has been designated a Participant under Section V for a particular Plan Year will be ineligible to participate in the Performance Incentive Plan of The Coca-Cola Company for such Plan Year.

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     The fact that an executive or senior officer has been designated eligible to participate in the Plan in one Plan Year does not assure that such officer will be eligible to participate in any subsequent Plan Year. The fact that an executive or senior officer participates in the Plan for any Plan Year does not mean that such officer will receive an EPI Award in any Plan Year.

     b. Participation. Generally, the Committee annually will select the Participants within 90 days after the beginning of a Performance Period (or, if shorter, before 25% of the Performance Period has elapsed) in accordance with Code Section 162(m). In the case of an employee who becomes an executive or senior officer after the commencement of the Plan Year, the Committee will determine whether the employee will become a Participant for the Plan Year during which he became an executive or senior officer. Following such selection by the Committee, the Chief Executive Officer will advise such Participants that they are participants in the Plan for a Performance Period. Each Performance Period generally will be one year and will commence on the first day of the applicable Plan Year. A new Performance Period may commence each Plan Year.

     c. EPI Awards.

          1. Certification. At the end of each applicable Performance Period, the Committee shall certify the extent, if any, to which the measures established in accordance with Section IV have been met and shall determine the EPI Award, if any, payable to Participants. EPI Awards may be granted to Participants as determined in the sole discretion of the Committee. The Committee may not increase the amount of any EPI Award. The Committee may, in its negative discretion, reduce the amount of any EPI Award or refuse to pay any EPI Award.

          2. Payments of EPI Awards. Except as otherwise provided in this Plan, EPI Awards for each Participant will be settled in one of the manners set forth in Section V(2)(i), (2)(ii) or (2)(iii), as determined on a case-by-case basis in the sole discretion of the Committee. EPI Awards are subject to forfeiture until settled, as provided below. In no event will the value of any EPI Award to a Participant for any Performance Period exceed the amount of $10,000,000.

               i. Cash. The Committee may, in its sole discretion, pay any EPI Award in cash. EPI Awards paid in cash will be paid within 60 days of the Award Certification Date unless the Committee specifies a different payment date or unless the Committee has approved a request by a Participant to defer receipt of any EPI Award in accordance with
          Section V(c)(3) below.

               ii. Stock Options. The Committee may, in its sole discretion, pay any EPI Award through the grant of stock options under The Coca-Cola Company 2002 Stock Option Plan, as amended, or successor stock option plan approved by shareowners (the "Stock Option Plan"). Any EPI Award issued in the form of stock options shall be subject to the terms and conditions of the Stock Option Plan.

               iii. Stock. The Committee may, in its sole discretion, pay any EPI Award by issuing to a Participant stock under The Coca-Cola Company 1989 Restricted

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          Stock Award Plan, as amended, or any successor restricted stock award plan approved by shareowners (the "Restricted Stock Plan"). Any EPI Award issued in the form of stock shall be subject to the terms and conditions of the Restricted Stock Plan.

          3. Deferral of Payment of Award. The Committee may, in its sole discretion, permit a Participant to defer an EPI Award under the Deferred Compensation Plan (or comparable international plan, if any) pursuant to the terms and conditions of the Deferred Compensation Plan provided such deferrals are permitted by the Deferred Compensation Plan.

          4. Withholding for Taxes. The Company will have the right to deduct from any and all EPI Award payments any taxes required to be withheld with respect to such payment, including hypothetical taxes under the Company's International Service Program Policy.

          5. Payments to Estates. EPI Awards which are due to a Participant pursuant to the provisions hereof and which remain unpaid at the time of his or her death will be paid in full to the Participant's estate.

     d. Termination of Employment Prior to Payment. No Participant shall have a right to the payment of an EPI Award for any Performance Period if his or her employment with the Company or a Majority-Owned Related Company has terminated for any reason whatsoever before the date the EPI Award is actually paid unless the Committee in the exercise of its absolute discretion affirmatively directs the Company to pay such EPI Award to, or on behalf of, such Participant.

                        VI. LONG-TERM INCENTIVE PROGRAM

     a. Eligibility. Eligibility for participation in the Plan is limited to each executive officer and such other senior officers of the Company or Related Companies as the Committee may designate, and select other key employees of the Company or Related Companies as may be determined to be eligible by the Management Committee. No person will be automatically entitled to participate in the Plan.

     The fact that a Participant has been designated eligible to participate in the Plan for one Performance Period does not assure that such individual will be eligible to participate in any subsequent Performance Period. The fact that an individual participates in the Plan for any Performance Period does not mean that such individual will receive an LTI Award for any Performance Period.

     b. Participation.

          1. Performance Period. Generally, the Performance Period for any Participant will be three years, but may be shorter or longer at the discretion of the Committee. However, the Management Committee may, in its sole discretion select one or more

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     additional Participants (who are not executive or senior officers of the
     Company or Related Companies) to participate during an existing Performance Period after the Performance Period has begun, provided less than 18 months have passed since the beginning of the Performance Period. In such cases, the Performance Period for the new Participant will be the time period remaining in the existing Performance Period.

          2. Annual Selection of Participants by the Committee. Generally, the Committee annually will select the Participants within 90 days after the beginning of a Performance Period (or, if shorter, before 25% of the Performance Period has elapsed) in accordance with Code Section 162(m). Following such selection by the Committee, the Participants will be advised they are participants in the Plan for a Performance Period. Each Performance Period generally will be of three years duration and will commence on the first day of the applicable Plan Year. A new Performance Period may commence each Plan Year.

        c.      LTI Awards.

          1. Certification. At the end of each applicable Performance Period, the Committee shall certify the extent, if any, to which the measures established in accordance with Sections IV have been met and shall determine the LTI Award, if any, payable to Participants. LTI Awards may be granted to Participants as determined in the sole discretion of the Committee. The Committee may not increase the amount of any LTI Award. The Committee may, in its negative discretion, reduce the amount of any LTI Award or refuse to pay any LTI Award.

          2. Form of Payments of LTI Awards. Except as otherwise provided in this Plan, LTI Awards for each Participant will be settled in one of the manners set forth in Section VI(c)(2)(i), (2)(ii) or (2)(iii), as determined on a case-by-case basis in the sole discretion of the Committee and in three installments as provided in Sections VI(c)(3)(i), (3)(ii), and
     (3)(iii). LTI Awards are subject to forfeiture until settled, as provided below. In no event will the value of any LTI Award to a Participant for any Performance Period exceed the amount of $10,000,000, excluding interest on any Contingent Award (as defined below).

               i. Cash. The Committee may, in its sole discretion, pay any LTI Award in cash. LTI Awards paid in cash will be paid pursuant to Sections VI(c)(3)(i), 3(ii), and 3(iii) below, unless the Committee specifies a different payment date or unless the Committee has approved a request by a Participant to defer receipt of any LTI Award in accordance with Section VI(c)(4) below.

               ii. Stock Options. The Committee may, in its sole discretion, pay any LTI Award through the grant of stock options under The Coca-Cola Company 2002 Stock Option Plan, as amended, or successor stock option plan approved by shareowners (the "Stock Option Plan"). Any LTI Award issued in the form of stock options shall be subject to the terms and conditions of the Stock Option Plan.

               iii. Stock. The Committee may, in its sole discretion, pay any LTI Award by issuing to a Participant stock under The Coca-Cola Company 1989 Restricted

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          Stock Award Plan, as amended, or any successor restricted stock award plan approved by shareowners (the "Restricted Stock Plan"). Any LTI Award issued in the form of stock shall be subject to the terms and conditions of the Restricted Stock Plan.

          3. Timing of Payments of LTI Awards.

               i. The Vested Award. Thirty-three percent of the LTI Award (the "Vested Award") generally will be paid to each Participant within 60 days after the Award Certification Date, unless the Committee specifies a different payment date.

               ii. First Contingent Award. Thirty-three percent of the LTI Award is referred to herein as the "First Contingent Award." The First Contingent Award, plus interest at the Applicable Interest Rate thereon from the Award Certification Date, will be paid to each Participant within 60 days after the expiration of the first year following the end of the final year of the applicable Performance Period, provided that such First Contingent Award has not been forfeited as set forth in the following sentence. The First Contingent Award will be forfeited to the Company (unless the Committee in its sole discretion otherwise determines) if, within one year from the end of the Performance Period, the Participant terminates his or her employment with the Company or a Majority-Owned Related Company (for reasons other than death, retirement or disability, or transfer to a Related Company, as such events may be defined by the Committee).

               iii. Second Contingent Award. Thirty-four percent of the LTI Award is referred to herein as the "Second Contingent Award." (The First and Second Contingent Awards collectively shall be referred to herein as the "Contingent Awards".) The Second Contingent Award, plus interest at the Applicable Interest Rate thereon from the Award Certification Date, will be paid to each Participant within 60 days after the expiration of the second year following the end of the final year of the applicable Performance Period, provided that such Second Contingent Award has not been forfeited as set forth in the following sentence. The Second Contingent Award will be forfeited to the Company (unless the Committee in its sole discretion otherwise determines) if, within two years from the end of the Performance Period, the Participant terminates his or her employment with the Company or a Majority-Owned Related Company (for reasons other than death, retirement or disability, or transfer to a Related Company, as such events may be defined by the Committee).

               iv. Termination for Specified Reasons After End of Performance Period. If a Participant retires, becomes disabled or dies after the end of the Performance Period but prior to receiving his entire remaining LTI Award, the Participant or his or her estate shall be entitled to receive the entire remaining LTI Award, with interest accruing only through and including the date of such event. Generally, such payment to the Participant or his or her estate shall be made within 60 days after the event.

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               If a Participant transfers to a Related Company after the end of the Performance Period, the Participant shall be entitled to receive the entire remaining LTI Award. Generally, the payment of the First Contingent Award to such Participant shall be made within 60 days after the expiration of the first year following the end of the final year of the applicable Performance Period, unless the Committee specifies a different payment date. Generally, the payment of the Second Contingent Award to such Participant shall be made within 60 days after the expiration of the second year following the end of the final year of the applicable Performance Period, unless the Committee specifies a different payment date. If such Participant should terminate from the Related Company prior to receiving the entire remaining LTI Award, any remaining LTI Award will be payable subject to the sole and absolute discretion of the Committee.

          4. Deferral of Payment of LTI Award. The Committee may, in its sole discretion, permit a Participant to defer a Vested Award or any Contingent Award under the Deferred Compensation Plan (or comparable international plan, if any) pursuant to the terms and conditions of the Deferred Compensation Plan, provided such deferrals are permitted by the Deferred Compensation Plan.

          5. Withholding for Taxes. The Company will have the right to deduct from all LTI Award payments any taxes required to be withheld with respect to such payments, including hypothetical taxes under the Company's International Service Program Policy.

          6. Payments to Estates. LTI Awards and interest thereon, if any, which are due to a Participant pursuant to the provisions hereof and which remain unpaid at the time of his or her death will be paid in full to the Participant's estate.

     d. Termination or Transfer of Employment During a Performance Period.

          1. For Reasons Other Than Retirement, Disability or Death. If the Participant's employment with the Company or a Majority-Owned Related Company terminates for any reason (other than retirement, disability, death, or transfer to a Related Company) during any Performance Period, the Committee may in its sole discretion determine that the Participant will not be entitled to any LTI Award for that Performance Period; otherwise, the Participant will receive a prorated LTI Award calculated in accordance with Section VI(d)(3). Such payment, if any, will be paid in full in a lump sum within 60 days after the Award Certification Date so that there will be no Contingent Awards owing to the Participant and no ability to defer payment of such prorated LTI Award.

          2. For Retirement, Disability or Death. If a Participant's employment with the Company or a Majority-Owned Related Company terminates during a Performance Period because of retirement, disability or death during any Performance Period, and an LTI Award is payable under the Plan for such Performance Period, the Participant (or his or her estate in the event of death) will be entitled to a prorated LTI Award calculated in accordance with Section VI(d)(4). Such payment will be paid in full in a lump sum within 60 days after the

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     Award Certification Date so that there will be no Contingent Awards owing to the Participant or his or her estate and no ability to defer payment of such prorated LTI Award.

          3. For Transfer to Related Company. If a Participant's employment with the Company or a Majority-Owned Related Company terminates during a Performance Period because he or she is transferred to a Related Company during any Performance Period, and an LTI Award is payable under the Plan for such Performance Period, the Participant will be entitled to a prorated LTI Award calculated in accordance with Section VI(d)(4). Such payment will be paid in cash pursuant to Sections VI(c)(3)(i), (3)(ii), and (3)(iii) without ability to defer payment of such prorated LTI Award.

          4. Calculation of Prorated LTI Awards for Termination or Transfer During a Performance Period. Any prorated LTI Award to be paid in accordance with Section VI(d)(1), (2) or (3) will be calculated as if the Performance Period ended on the last day of the year in which the Participant's employment terminated. The Committee will certify performance based upon the applicable criteria as if the Performance Period has ended. The portion of the LTI Award to be paid to the Participant or his or her estate would then be determined by multiplying the LTI Award amount times a fraction, the numerator of which will be the number of months of the Performance Period that elapsed prior to the termination of employment (rounding up to the next whole number) and the denominator of which will be the number of months in the original Performance Period.

                         VII. AMENDMENT AND TERMINATION

     The Board or the Committee may terminate the Plan at any time. From time to time the Committee may suspend the Plan, in whole or in part. From time to time, the Board or the Committee may amend the Plan, subject to obtaining share-owner approval if required by Code Section 162(m). No amendment, termination or modification of the Plan may in any manner affect Awards theretofore granted without the consent of the Participant unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards have theretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such Award.

                              VIII. APPLICABLE LAW

     The Plan and all rules and determinations made and taken pursuant hereto will be governed by the laws of the State of Georgia, to the extent not preempted by federal law, and construed accordingly.

                          IX. EFFECT ON BENEFIT PLANS

     Awards may be included in the computation of benefits under the Employee Retirement Plan of The Coca-Cola Company, The Coca-Cola Export Corporation Overseas Retirement Plan and other retirement plans maintained by the Company and Related Companies under which the Participant may be covered and The Coca-Cola Company Thrift & Investment Plan subject to all applicable laws and in accordance with the provisions of those plans.


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    Awards will not be included in the computation of benefits under any group life insurance plan, travel accident insurance plan, personal accident insurance plan or under Company policies such as severance pay and payment for accrued vacation, unless required by applicable laws.

                              X. CHANGE IN CONTROL

     A "Change in Control," for purposes of this Section X, will mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on January 1, 2003, provided that such a change in control will be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act as in effect on January 1, 2003) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on January 1, 2003) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the share owners of the Company approve any merger or consolidation as a result of which its stock will be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the share owners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were share owners of the Company immediately prior to the effective date of the merger or consolidation will have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control will be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board determines otherwise.

     a. Executive Performance Incentive Plan.

     If there is a Change in Control (as defined in this Section X) at any time during a Plan Year, the Committee promptly will determine the EPI Award which would have been payable to each Participant under the Plan for such Plan Year if he had continued to work for the Company for such entire year and all targets established under Section IV had been met for such Plan Year, and such Award multiplied by a fraction, the numerator of which will be the number of full calendar months he is an employee of the Company during such Plan Year and the denominator of which will be 12 or the number of full calendar months the Plan is in effect during such Plan Year, whichever is less. The payment of a Participant's nonforfeitable interest in his EPI Award under this Section X will be made in cash as soon as practicable after his employment by the Company terminates or as soon as practicable after the end of such Plan Year, whichever comes first.

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     b. Long-Term Performance Incentive Plan.

     If there is a Change in Control (as defined in this Section X) while the Plan remains in effect, then:

          1. each Participant's LTI Awards accrued through the date of such Change in Control for each Performance Period then in effect automatically will become nonforfeitable on such date;

          2. the Committee immediately after the date of such Change in Control will determine each Participant's LTI Award accrued through the end of the calendar month which immediately precedes the date of such Change in Control, and such determination will be made based on a formula established by the Committee which computes such LTI Award using (1) actual performance data for each full Plan Year in each Performance Period for which such data is available and (2) projected data for each other Plan Year, which projection will be based on a comparison (for the Plan Year which includes the Change in Control) of the actual performance versus targeted performance for each criteria applicable to the Award for the full calendar months (in such Plan Year) which immediately precede the Change in Control, multiplied by (3) a fraction, the numerator of which will be the number of full calendar months in each such Performance Period before the date of the Change in Control and the denominator of which will be the number of months in the original Performance Period;

          3. each Participant's accrued LTI Award (as determined under Section X(b)(2) and his then unpaid Vested Award and Contingent Award(s) under
     Section VI(c)(3) (computed with interest at the Applicable Interest Rate) will be paid to him in a lump sum in cash promptly after the date of such Change in Control in lieu of any other additional payments under the Plan for the related Performance Periods; and

          4. any federal golden parachute payment excise tax paid or payable under Code Section 4999, or any successor to such Code Section, by a Participant for his taxable year for which he reports the payment made under Section X(b)(3) on his federal income tax return will be deemed attributable to such payment under Section X(b)(3), and the Company promptly on written demand from the Participant (or, if he is dead, from his estate) will pay to him (or, if he is dead, to his estate) an amount equal to such excise tax.


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